Exhibit 23.4

Consent of Practical Mining LLC

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 being filed by Klondex Mines Ltd. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”), including any prospectuses or amendments thereto, of the following reports and documents included in, or incorporated by reference into, the Company’s Annual Report on Form 40-F for the year ended December 31, 2015, filed with the SEC, and the inclusion of, and references to, our name in such Annual Report:

1.	Technical Report titled “Preliminary Feasibility Study for the Fire Creek Mine, Lander County, Nevada” dated March 28, 2016, effective June 30, 2015;

2.	Technical Report titled “Preliminary Feasibility Study for the Midas Mine, Elko County, Nevada” dated April 2, 2015, effective August 31, 2014.

Dated: November 24, 2016

Practical Mining LLC

  /s/ Mark Odell
Name: Mark Odell
Title: Manager